UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 24, 2007

Torvec Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

New York	000-24455	16-1509512
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1169 Pittsford-Victor Rd, Bldg 3 Suite 125, Pittsford, New York		14534
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	585-248-0740

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On September 12, 2007, the Supreme Court of the State of New York, Seventh Judicial District, rendered its decision and order in the case of Michael Martindale, Jacob Brooks and David Marshall against Torvec,Inc. and its majority-owned subsidiary, Ice Surface Development, Inc.

Messrs. Martindale, Brooks and Marshall had sought to obtain a preliminary injunction against both companies to prevent the assignment of the ice technology license to an unrelated company owned by the technology’s principal inventor in exchange for a royalty equal to 5% of the gross revenues generated by the license. The injunction was sought to support the plaintiffs in their efforts to arbitrate their claims they are owed monies under the provisions of their employment agreements with Ice Surface Development.

The Court denied plaintiffs request for a preliminary injunction against Torvec, Inc., noting that Torvec is not and never was a party to the employment agreements. The Court further denied plaintiffs request that the assignment of the license be enjoined, noting that the assignment was completed before the plaintiffs action for a preliminary injunction was commenced.

The Court did grant a preliminary injunction against Ice Surface Development to prevent it from liquidating and dissolving until the plaintiffs have had the opportunity to arbitrate their claims against that company. The grant of the preliminary injunction was conditioned upon plaintiffs commencing the arbitration within 30 days of the decision and order.

To the best of Torvec’s knowledge, as of September 24, 2007, the plaintiffs have not requested arbitration. In the event such request is made, Ice Surface Development will oppose the request on the grounds that the contracts were written and executed by the plaintiffs as officers of Ice Surface Development for their own benefit and that any arbitration is time-barred, since the contracts, as written by plaintiffs, explicitly require that any arbitration be commenced within six months of the contracts’ termination on July 31, 2004.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Torvec Inc.

September 24, 2007	By:	James Y. Gleasman

Name: James Y. Gleasman
Title: c